Filed Pursuant to Rule 424(b)(3)
SEC File Number 333-136806

Prospectus

ASIANADA, INC.
 6,080,000 Shares of Common Stock

We are registering for sale by selling shareholders, 6,080,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Our shares of common stock are not traded anywhere.

Investing in our common stock involves risks. See "Risk Factors" starting at page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is September 11, 2006.

SUMMARY OF OUR OFFERING

Our business

We were incorporated in the State of Nevada on February 17, 2006. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The property consists of one mineral claim containing 362 hectares located in the Similkameen region of British Columbia, Canada. The one property consists of one mineral claim. We intend to explore for gold on the property. Our exploration program should take approximately 365 days, weather permitting. If we do not find mineralized material on the property, we do not know what we will do. Our administrative office is located at 2288 West 40th Avenue, Suite 802, Vancouver, British Columbia, Canada V6M 1W6 and our telephone number is (604) 281-8616 and our registered statutory office is located at 7251 West Lake Mead Blvd., Suite 300, Las Vegas, Nevada 89128 and our fiscal year end is June 30. Our mailing address is 2288 West 40th Avenue, Suite 802, Vancouver, British Columbia, Canada V6M 1W6.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	6,080,000 shares of common stock
Offering price per share	$0.02
Net proceeds to us	None
Number of shares outstanding before the offering	8,080,000
Number of shares outstanding after the offering if all of the shares are sold	8,080,000

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of
June 30, 2005
(Audited)
Balance Sheet
Total Assets	$35,703
Total Liabilities	$1,513
Stockholders Equity	$34,190
From Inception
through
June 30, 2005
(Audited)
Income Statement
Revenue	$0
Total Expenses	$5,010
Net Loss	$(5,010)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with ASIANADA, INC.:

  Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue activities in which case you could lose your investment.

  Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such we may have to cease activities and you could lose your investment.

  Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

  The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

  Our management has limited technical training and experience in mineral activities and consequently our activities, earnings and ultimate financial success could be irreparably harmed.

  Our management has limited technical training and experience with exploring for, starting, and operating a mine. With no direct training or experience in these areas, management may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our activities, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in the industry.

  We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease activities.

  We were incorporated in February 2006 and we have not started our proposed business activities or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $16,193. The loss was a result of the payment of fees for staking our claims, incorporation, legal and accounting. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

  Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease activities.

  Because we will have to spend additional funds to determine if we have a reserve, if we can't raise the money we will have to cease operations and you could lose your investment.

  Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

  Because our management only has limited technical training or experience in exploring for, starting, and operating an exploration program, management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. As a result, we may have to suspend or cease activities which will result in the loss of your investment.

  Our management has limited experience with exploring for, starting, and operating an exploration program. Further, our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently our activities, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease activities which will result in the loss of your investment.

  Weather interruptions in the province of British Columbia may affect and delay our proposed exploration activities.

  Our proposed exploration work can only be performed approximately six to seven months out of the year. This is because rain and snow cause the roads leading to our claims to be impassible during five to six months of the year. When roads are impassible, we are unable to conduct exploration activities on the property.

  Because we are small and do no have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

  Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing reserve may go undiscovered. Without a reserve, we cannot generate revenues and you will lose your investment.

  We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend activities.

  Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

  Because Ian Y.B. He and Helen Gao have other outside business activities and each will only be devoting 10% of his time or approximately four hours per week each to our activities, our activities may be sporadic which may result in periodic interruptions or suspensions of exploration.

  Because Ian Y.B. He and Helen Gao, our officers and directors, have other outside business activities and each will be only devoting 10% of their time or four hours per week to our activities, our activities may be sporadic and occur at times which are convenient to Dr. He and Ms. Gao. As a result, exploration of the property may be periodically interrupted or suspended.

  Because title to the property is held in the name of another person, if he transfers the property to someone other than us, we will cease activities.

  Title to the property upon which we intend to conduct exploration activities is not held in our name. Title to the property is recorded in the name of Helen Gao. If Ms. Gao transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease activities. We believe if Ms. Gao transfers title to a third party, we will not have any claim against Ms. Gao. Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

Risks associated with this offering:
  Because all of our assets and our officers and directors are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or any of our officers and directors.

  All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our directors and officers predicated upon the securities laws of the United States or any state thereof.

  Because we have only two officers and directors who are responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

  We have only two officers and directors. They are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When theses controls are implemented, they will be responsible for the administration of the controls. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities Exchange Committee which ultimately could cause us to lose money.

  Because there is no public trading market for our common stock, you may not be able to resell your stock.

  There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

  Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

  We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

  Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

  Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares has been determined by our board of directors. We selected the $0.02 price for the sale of our shares of common stock. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares at a premium over the price they paid us. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

There are 44 selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $29,500.00. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

Of the 8,080,000 shares of common stock outstanding as of August 1, 2006. 2,000,000 are owned by our officers and directors and may only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6, and 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

General

We were incorporated in the State of Nevada on February 17, 2006. We are an exploration stage corporation. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. The property consists of one mineral claim containing 362 hectares located in the Similkameen region of British Columbia, Canada. The one property consists of one mineral claim. We intend to explore for gold on the property. Our exploration program should take approximately 365 days, weather permitting. If we do not find mineralized material on the property, we do not know what we will do.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans. Currently, we do not intend to acquire other interests in any other mineral properties. Our business plan is solely to explore one mineral property. If we are successful in our initial endeavors, we may look at other exploration situations.

Background

In March 2006, Ms. Gao, our secretary, treasurer and a member of the board of directors acquired one mineral property containing by arranging the staking of the same through Albert A. Ablett, a non-affiliated third party for US$3,000.00. Mr. Ablett is a self employed contract staker and field worker residing in Kamloops, British Columbia. We have paid Ms. Gao for the cost of acquiring the claim.

Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers to indicate a claimed area. The process of posting the area is known as staking. The claim is recorded in the name of Ms. Gao, one of our officers and directors, to avoid paying additional fees. Albert A. Ablett suggested that the property be held in Dr. He and we concurred therein. The property was selected by Dr. He and Ms. Gao after consulting with Mr. Ablett. Mr. Ablett was paid $3,000 to stake the claim. No money was paid to Ms. Gao to hold the claim. Ms. Gao has signed a letter to hold in trust for us, a 100% undivided interest in the claim and will issue a bill of sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property.

Under British Columbia law, title to British Columbia mineral claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. Since we are an American corporation, we can never possess legal mineral claim to the land. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company's property, that is the province of British Columbia.

In the nineteenth century, the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. Our property is one such acquisition. Accordingly, fee simple title to our property resides with the Crown. That means that the Crown owns the surface and minerals.

Our claim is a mineral lease issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The property is unencumbered, that is there are no claims, liens, charges or liabilities against the property, and there are no competitive conditions, that is the action of some unaffiliated third party, that could affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. Accordingly, there is no assurance that a commercially viable mineral deposit, a reserve, exists in the property, in fact the likelihood that a commercially viable mineral deposit exists is remote.

There are no native land claims that affect title to the property. We have no plans to try interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Mr. Ablett suggested selling the claim to Dr. He and Ms. Gao. Dr. He and Ms. Gao after reviewing the matter with Mr. Ablett agreed and accordingly it was decided to proceed with the project as discussed herein.

Claims

The following is a list of tenure numbers, claim, date of recording and expiration date of our claims:

Claim No.	Document Description	Recording	Expiration
523685	ASIANAD	12-05-2005	12-09-2006

Our claim consists of 18 contiguous units comprising of a total of 362.097 hectares.

The amount of assessment work required to hold the claims in good standing is $4.00 per Hectare for the first 3 years, then $8.00/Hectare after that. For the Asianad Property the block of claims totals 362.097 Hectares, so the amount required for the first three years is CDN $1448.39 per year minimum. We will have done enough work to cover the first year and will prepare a report for submittal to the claim recorder for completion in August, 2006. In the event that our exploration program does not find mineralized material, Ms. Gao will allow the claim expires and we will cease activities.

The property was selected because gold and platinum has been discovered in the area.

Location and Access

The property is located approximately 120 kilometres north of the city of Kamloops in north central British Columbia. The property is accessed from Highway 5 north of Kamloops to Highway 24 for a distance of approximately 30 kilometres west of the community of Little Fort. A network of forestry service roads provides access to the property from Highway 24. Local forestry roads provide access to the slopes on the property where recent logging activities have occurred.

The Property is located in the Kamloops Mining Division. The claims cover an area of approximately 362 Hectares centered at UTM coordinates 5709500N and 0675000E, within TRIM map sheet 092P058.

MAP 1

MAP 2

1567
1500
PIT
509873
1600
531039
PIT
1500
1551
1670
517681
1399
92P.058
523685
531043
1361
1316
1400
1315
1302
1306
1447
531410
531411
1302
92P.048
Copyright © Province of British Columbia
Map Center: 120° 28' 35" W, 51° 30' 37" N

Geography

The property is situated within an area of relative low relief within the Nehalliston Plateau area of British Columbia. The property generally contains south facing slopes with elevations of 1600 metres along the northern portion down to 1300 metres along the small lake that borders the south. There are a number of small tributary streams that flow north to south into the small lake. There are several small swampy lakes located within the eastern portion of the property. Slopes allow the property to be traversed by foot.

The weather station located nearby at Bridge Lake (elevation 1155 metres) provides climatic conditions recorded since 1972. These records indicate average annual precipitation of 600 millimeters of which 380 millimeters falls as rain. Average summer daytime temperatures are recorded as 22oC with highs up to 32oC. Average winter low daytime temperature is recorded as -12oC with extremes down to -20oC and less days with extremes down to -30oC.

The property was historically covered with merchantable timber but has been partially logged. Timber cover may include cedar, Douglas fir and pine. Some of the property is in various stages of re-growth.

Property Geology

The property is underlain by an elongate portion of the Thuya Batholith (LTrJgd) granodiorite intrusive that has been mapped central to the claims. The intrusive rocks intrude Nicola Group rocks (uTrNvb) that have been mapped to the north of, and lateral to, the claims.

The Thuya Batholith consists mainly of medium grained hornblende-biotite granodiorite. The northern part of the Batholith that extends onto the property is somewhat homogenous and consists of hornblende-biotite quartz monzonite and quartz monzodiorite, but also includes monzodiorite, diorite, and monzonite. Locally within this area, hornblende diorite and hornblende-biotite monzodiorite occurs as alternating layers several centimetres thick.

The intrusive rocks are terminated along the Long Lake fault that extends northwest to southeast located north of the property.

The Nicola Group rocks consist of basalts, tuffs, volcanic breccias with siltstone to conglomerate sedimentary component. Within the claim, mapping indicates that the Nicola Group rocks comprise siltstone, sandstone, chert, conglomerate and limestone.

We selected the property because platinum and gold have been found on other properties nearby. Other than the foregoing, we did not rely on technical information for the selection of the property. Dr. He and Ms. Gao, our officers and directors, were responsible for the selection of the property in consultation with Mr. Ablett.

Mineralization

The Nehalliston Plateau is underlain mainly by Upper Triassic volcanic and sedimentary rocks of the Nicola Group, together with contemporaneous to slightly younger intrusions. These rocks constitute the early Mesozoic magmatic arc that is the most definitive feature of the Quesnel Terrane. Paleozoic sedimentary rocks of the underlying Harper Ranch Group are represented locally, as are Lower Jurassic sedimentary rocks that overlie the Nicola Group. Paleozoic basalt of the adjacent Slide Mountain Terrane, represented by the Fennell Formation, occurs along the eastern edge of the mapped area.

A small Cretacous stock intrudes the Nicola Group rocks northeast of Tintlhohtan Lake.

Most of the known base and precious metal mineral occurrences in the area are concentrated within and adjacent to the belt of ultramafic to syenitic plutons that define the western part of the central Nicola belt. These include platinum mineralization within the Dum Lake ultramafic rocks, metalliferous skarns adjacent to Deer Lake and Dum Lake dioritic bodies, and porphyry style copper occurrences in the Friendly Lake complex. Others include numerous vein and shear related gold showings which may be considerably younger than the intrusions. Disseminated copper occurs within and along the margins of the Thuya Batholith and in association with dioritic stocks and dykes cutting the sedimentary rocks near the northwest margin of the batholith.

History of Previous Work

To our knowledge, there has never been exploration activity on the property.

Our Proposed Exploration Program

We are prospecting for gold. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease activities and you will lose your investment. We anticipate being able to delineate a mineralized body, if one exists, within nine months of beginning exploration.

We do not own any interest in any property, but merely have the right to conduct exploration activities on one property.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease activities.

We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Detailed exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration activities. To our knowledge, no previous exploration activities have taken place on the property. The only event that has occurred is the staking of the property by Mr. Ablett, a physical examination of the property and five days of staking and prospecting. Mr. Ablett examined the surface and took samples. The samples did not reveal anything. Mr. Ablett used a hammer, pick and sack to take samples. While Mr. Ablett is not a geologist or engineer. Mr. Ablett did not use any previous filed reports on the property. Before gold retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material.

Our exploration program is designed to economically explore and evaluate the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract a samples of earth. Dr. He, Ms. Gao and the consultant we hire will determine where drilling will occur on the property. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate activities; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to Geoterrex Limited, analytical chemists, geochemists and registered assayers located in Toronto, Ontario. Neither we nor our officers or directors have any affiliation with Geoterrex. Geoterrex is a registered assayer.

We estimate the cost of core sampling will be $20.00 per foot drilled. A drilling rig is required to take the core samples. The cost of the drilling rig is included in the drilling cost per foot. We will drill approximately 1,000 linear feet or ten holes. We estimate that it will take up to three months to drill the holes to a depth of 100 feet. We will pay an exploration consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The consultant will be responsible for managing the project, supervising the core sampling, and hiring subcontractors to perform work on the property. Our employees will not have involvement in the work performed, but will be overseeing everything. The total cost for analyzing the core samples will be $3,000.

The breakdown of estimated times and dollars was made by Dr. He and Ms. Gao in consultation with Mr. Ablett.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete exploration because we do not have enough money, we will cease activities until we raise more money. If we cannot or do not raise more money, we will cease activities. If we cease activities, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have any plan to make our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

We anticipate starting exploration operation in the spring of 2007, weather permitting.

If we do not find mineralized material on the property, Dr. He will allow the claim to expire and we will cease activities.

Competitive Factors

The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from out property. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the British Columbia Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims
*	working claims
*	reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our activities. These regulations will not impact our exploration activities. The only current costs we anticipate at this time are reclamation costs. Reclamation costs are the costs of restoring the property to its original condition should mineralized material not be found. We estimate that it will cost between $3,000 and $9,000 to restore the property to its original condition, should mineralized material not be found. The variance is based upon the number of holes that are drilled by us.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mineral properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety
2.	Archaeological Sites
3.	Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mineral activities. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our activities and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business activities in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration. When we are ready to drill, we will notify the B.C. Inspector of Mines. He will require a bond to be put in place to assure that the property will be restored to its original condition. We have estimated the cost of restoring the property to be between $3,000 to $9,000, depending upon the number of holes drilled.

Subcontractors

We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

At present, we have no employees, other than our officers and directors. Our officers and directors are part-time employees and will devote about 10% of their time to our operation. Accordingly we have two total employees, no full-time employee and two part-time employees. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Dr. He and Ms. Gao will handle our administrative duties. Because our officers and directors are inexperienced with exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of our property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business activities.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. Our only other source for cash at this time is investment by others in our complete private placement. The cash we raised will allow us to stay in business for at least one year. Our success or failure will be determined by what we find under the ground.

To meet our need for cash we are raised money from our private placement. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not have enough money to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

Our officers and directors are unwilling to make any commitment to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash. If we need additional cash and can't raise it, we will either have to suspend activities until we do raise the cash, or cease activities entirely. Other than as described in this paragraph, we have no other financing plans.

We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. Even if we complete our current exploration program and it is successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit, a reserve.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until have located a reserve and we have determined it is economical to extract the minerals from the land.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease activities until we raise more money. If we can't or don't raise more money, we will cease activities. If we cease activities, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Milestones

The following are our milestones:

1.   October 2006, retain our consultant to manage the exploration of the property. - Maximum cost of $15,000. Time of retention 0-90 days.

2.   May to August, 2007 - Core drilling. Core drilling will cost $20.00 per foot. The number of holes to be drilled will be dependent upon the amount raised from the offering. Core drilling will be subcontracted to non-affiliated third parties. No power source is need for core drilling. The drilling rig operates on diesel fuel. All electric power need, for light and heating while on the property will be generated from gasoline powered generators. Time to conduct the core drilling - 90 days.

3.   August to October, 2007 - Have independent an third party analyze the samples from the core drilling. Determine if mineralized material is below the ground. If mineralized material is found, define the body. We estimate that it will cost $3,000 to analyze the core samples and will take 30 days.

All funds for the foregoing activities have been obtained from our private placement.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from activities. We cannot guarantee we will be successful in our business activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our activities. Equity financing could result in additional dilution to existing shareholders.

Results of Activities

From Inception on February 17, 2006

We acquired the right to explore one property containing one claim. We do not own any interest in any property, but merely have the right to conduct exploration activities on one property. We have staked the property and will begin our exploration in May 2007.

Since inception, we have used loans from Ms. Gao, our secretary, to stake the property, to incorporate us, and for legal and accounting expenses. Net cash provided by him since inception on February 17, 2006 to June 30, 2006 was $3,588.50. The loans have been paid back to Ms. Gao by us.

Liquidity and Capital Resources

As of the date of this prospectus, we have yet to generate any revenues from our business activities.

In March 2006, we issued 2,000,000 shares of common stock through a private placement pursuant to section Regulation S of the Securities Act of 1933 to our officers and directors, Dr. He and Ms. Gao in consideration of $4,000.00. The shares were sold to a non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

In April 2006, we completed a private placement of 3,200,000 restricted shares of common stock to eight individuals pursuant to Reg. S of the Securities Act of 1933 and raised $6,400.00. All of the shares were sold to non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

In June 2006, we completed a private placement of 2,880,000 restricted shares of common stock to thirty-six individuals pursuant to Reg. S of the Securities Act of 1933 and raised $28,800. All of the shares were sold to non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

As of June 30, 2006, our total assets were $35,703 and our total liabilities were $1,513.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and position of our officers and directors are set forth below:

Name	Age	Position Held
Ian Y.B. He	44	President, Principal Executive Officer, and Director

Helen Gao	44	Principal Financial Officer, Principal Accounting Officer, Treasurer, Secretary and Director

Directors serve until our next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Background of officers and directors

Ian Y.B. He has been our president, principal executive officer and director since our inception on February 17, 2006. Dr. He is also a director of Jinshan Gold Mines Inc., a listed mining company on TSX Venture exchange under the symbol "JIN". Since August, 1995 to April, 2006, Dr. He was president and a director of Spur Ventures, Inc., an exploration mining corporation located in Vancouver, British Columbia. Spur Ventures, Inc. is traded on the TSX Venture exchange under the symbol "SVU." From July, 1993 to July, 1995, Dr He was senior process metallurgist with Process Research Associates Ltd. located in Vancouver, British Columbia. Process Research Associates Ltd. is engaged in the business of mineral sample test and analysis. Dr. He received his Doctor of Philosophy degree in mineral process engineering from the University of British Columbia in 1994.

Helen Gao has been our principal financial officer, principal accounting officer, treasurer, secretary and director since our inception on February 17, 2006. Since August, 2001, Ms. Gao has been vice president of Sinoprojects.com, an internet company located in Beijing, China. Sinoprojects.com is engaged in the business of exchanging information and promoting projects in China. From June,1993 to July, 2003, Ms. Gao was the vice president and a found director of Asianada International Group Ltd. in its Beijing representative office. Asianada International Group Ltd. is engaged in the business of consulting and merging of companies. Asianada International Group Ltd. is not affiliated with us or Ms. Gao. Ms. Gao holds a Bachelor of Arts degree and a Bachelor of Letters of the Law degree from the Beijing Foreign Institute, Beijing, China (1985). She also holds a Master of Arts degree in political science from the University of Western Ontario, London, Ontario, Canada (1989).

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

The only conflict that we foresee is that Dr. He and Ms. Gao, our officers and directors devote time to projects that do not involve us.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers and directors during the three most recent fiscal years. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other
				Annual	Restricted	Securities
				Compen	Stock	Underlying	LTIP	All Other
Name and Principal		Salary	Bonus	sation	Award(s)	Options /	Payouts	Compens
Position [1]	Year	($)	($)	($)	($)	SARs (#)	($)	ation ($)
Ian Y.B. He	2006	0	0	0	0	0	0	0
President and Director	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

Helen Gao	2006	0	0	0	0	0	0	0
Secretary, Treasurer	2005	0	0	0	0	0	0	0
and Director	2004	0	0	0	0	0	0	0

[1]     All compensation received by the officers and directors has been disclosed.

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans.

Compensation of Directors

We do not have any plans to pay our directors any money.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the office or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess voting and dispositive power with respect to the shares. Our office address is at 2288 West 40th Avenue, Suite 802, Vancouver, British Columbia, Canada V6M 1W6 and our telephone number is (604) 261-8616.

	Direct Amount of		Percent
Name of Beneficial Owner	Beneficial Owner	Position	of Class
Ian Y.B. He [1]	1,000,000	President, Principal Executive Officer,	12.38%
		and Director

Helen Gao [2]	1,000,000	Principal Financial Officers, Principal	12.38%
		Accounting Officers, Treasurer, Secretary and Director

All Officers and Directors as a
Group (2 Persons)	2,000,000		24.76

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

Percentage of shares
owned after the
	Total number of	Percentage of	Number of	offering assuming
	shares owned	shares owned	shares being	all of the share are
Name	prior to offering	prior to offering	offered	sold in the offering
Camorie Ann	80,000	0.99%	80,000	0.00%
2188 West 33rd Ave.
Vancouver, B.C. V6M 1B9
Canada

James Ann	80,000	0.99%	80,000	0.00%
2188 West 33 rd Ave.
Vancouver, B.C. V6M 1B9
Canada

Jian Cai	80,000	0.99%	80,000	0.00%
Room 201, Unit 1, Building 1A
Hualongyuon District North
Changping
Beijing, P.R. China

Sou Chang	80,000	0.99%	80,000	0.00%
602 - 6220 McKay Ave.
Burnaby, B.C. V5H 4M8
Canada

Huoqi Chen	400,000	4.95%	400,000	0.00%
Floor 8, Xueyuan Tower
No. 1 Zhichuan Road
Beijing, P.R. China

Ouyang Chen	400,000	4.95%	400,000	0.00%
1004 - 1215 Beach Ave.
Vancouver, B.C. V6E 1V5
Canada

Sheje Chen	80,000	0.99%	80,000	0.00%
131 - 768 Prior St.
Vancouver, B.C. V6A 3Z9
Canada

Cheng Cheng	80,000	0.99%	80,000	0.00%
110 - 11800 River Road
Richmond, B.C. V6X 1Z7
Canada

Jiezhen Cheng	80,000	0.99%	80,000	0.00%
Unit B - 608 Forbes Ave.
North Vancouver, B.C. V7M 2X8
Canada

Hui Xian Feng	80,000	0.99%	80,000	0.00%
501 - 5562 Balsam Street
Vancouver, B.C. V6M 4B7
Canada

Chun Feng Gao	80,000	0.99%	80,000	0.00%
3443 Anne Macdonald Way
North Vancouver, B.C. V7G 2S7
Canada

Wei Gao	400,000	4.95%	400,000	0.00%
702 - 3760 Albert Street
Burnaby, B.C. V5C 5Y8
Canada

Run Hua Gu	80,000	0.99%	80,000	0.00%
1808 51st Ave.
Vancouver, B.C. V5P 1V9
Canada

Jian Guo	80,000	0.99%	80,000	0.00%
Suite 7H, Century Bashi Building
398 Huaihai Road (M)
Shanghai, P.R. China

Xin Li	80,000	0.99%	80,000	0.00%
3303 Parker Street
Vancouver, B.C. V5K 2W1
Canada

Jing Liu	80,000	0.99%	80,000	0.00%
Room 501, Building 24
888 Jinxiu Road
Shanghai, P.R. China

Honglei Liu	400,000	4.95%	400,000	0.00%
702 - 3760 Albert Street
Burnaby, B.C. V5C 5Y8
Canada

Suran Liu	400,000	4.95%	400,000	0.00%
114 - 768 Prior Street
Vancouver, B.C. V6A 3Z9
Canada

Xiaoyu Liu	80,000	0.99%	80,000	0.00%
3020 East 45th Ave.
Vancouver, B.C. V5R 3C7
Canada

Daxin Ma	80,000	0.99%	80,000	0.00%
826 - 6081 No. 3 Road
Richmond, B.C. V6Y 2B2
Canada

Ke Ma	80,000	0.99%	80,000	0.00%
826 - 6081 No. 3 Road
Richmond, B.C. V6Y 2B2

Xiaoming Shi	80,000	0.99%	80,000	0.00%
3303 Parker Street
Vancouver, B.C. V5K 2W1
Canada

Rui Song	80,000	0.99%	80,000	0.00%
303 - 8080 Jones Road
Richmond, B.C. V6Y 2B1
Canada

Mengying Wang	80,000	0.99%	80,000	0.00%
Room 208, 1 Gaoxin Street
Dalian, Liaoning Province
P.R. China

Shuo Wang	80,000	0.99%	80,000	0.00%
Room 208, 1 Gaoxin Street
Dalian, Liaoning Province
P.R. China

Ying Wang	80,000	0.99%	80,000	0.00%
3993 Michener Court
North Vancouver, B.C. V7J 3K7
Canada

Patrick T.C. Wong	80,000	0.99%	80,000	0.00%
203 - 5701 Granville Street
Vancouver, B.C. V6M 4J7
Canada

Tian Bao Wu	80,000	0.99%	80,000	0.00%
501 - 5562 Balsam Street
Vancouver, B.C. V6M 4B7
Canada

Yan Feng Wu	80,000	0.99%	80,000	0.00%
Unit 3, 8071 Garden City Road
Richmond, B.C. V6Y 2P1
Canada

Qiufeng Yu	80,000	0.99%	80,000	0.00%
Unit 1208
59 Dongsanhuan Central Road
Chaoyang District
Beijing, P.R. China

Haishan Zeng	80,000	0.99%	80,000	0.00%
1389 East 37th Ave.
Vancouver, B.C. V5W 1G6
Canada

Xueying Zeng	400,000	4.95%	400,000	0.00%
602 Unit 1, Building 1
Jianshe Road
Kunming, Yunnan Province
P.R. China

Bin Zhang	400,000	4.95%	400,000	0.00%
112 Houshan, Heshijao
Dalian, Liaoning Province
P.R. China

Hui Zhang	80,000	0.99%	80,000	0.00%
1389 East 37th Ave.
Vancouver, B.C. V5W 1G6
Canada

Jingzhi Zhang	80,000	0.99%	80,000	0.00%
326 - 124 Dunlevy Ave
Vancouver, B.C. V6A 3T6
Canada

Qingping Zhang	80,000	0.99%	80,000	0.00%
Unit 1208
59 Dongsanhuan Central Road
Chaoyang District
Beijing, P.R. China

Qiong Zhang	80,000	0.99%	80,000	0.00%
1502 - 7831 Westminster Hwy
Richmond, B.C. V6X 1A4
Canada

Xuedong Zhang	80,000	0.99%	80,000	0.00%
725 Edgewood Road
North Vancouver, B.C. V7R 1Y3
Canada

Tianying Zheng	400,000	4.95%	400,000	0.00%
Room 806, Building 3, Block 1
Jiangongbeili, Xuanwu District
Beijing, P.R. China

Limei Zhou	80,000	0.99%	80,000	0.00%
725 Edgewood Road
North Vancouver, B.C. V7R 1Y3
Canada

Chang Zhou	80,000	0.99%	80,000	0.00%
1328 - 445 S. W. Marine Dr.
Vancouver, B.C. V6M 16E

Caixia Zhu	80,000	0.99%	80,000	0.00%
307 - 2655 Cranberry Dr.
Vancouver, B.C. V6K 4V5
Canada

De Xiu Zhu	80,000	0.99%	80,000	0.00%
1808 East 51st Ave.
Vancouver, B.C. V5P 1V9
Canada

Yong Qun Zhu	80,000	0.99%	80,000	0.00%
1808 East 51st Ave.
Vancouver, B.C. V5P 1V9
Canada

TOTALS	6,080,000	75.25%	6,080,000	0.00%

We issued 8,080,000 shares of common stock as restricted securities pursuant to Reg. S of the Securities Act of 1933 in that all of the sales took place outside the United States of America with non-US persons.

The following is a summary of the issuances of all shares pursuant to Reg. S of the Act.

In March 2006, we issued 2,000,000 shares of common stock through a private placement pursuant to section Regulation S of the Securities Act of 1933 to our officers and directors, Dr. He and Ms. Gao in consideration of $4,000.00. The shares were sold to a non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

In April 2006, we completed a private placement of 3,200,000 restricted shares of common stock to eight individuals pursuant to Reg. S of the Securities Act of 1933 and raised $6,400.00. All of the shares were sold to non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

In June 2006, we completed a private placement of 2,880,000 restricted shares of common stock to thirty-six individuals pursuant to Reg. S of the Securities Act of 1933 and raised $28,800. All of the shares were sold to non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

Future Sales of Shares

A total of 8,080,000 shares of common stock are issued and outstanding. Of the 8,080,000 shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933. 6,080,000 are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, which will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

At this time we do not have a stock transfer agent for our securities.

CERTAIN TRANSACTIONS

In March 2006, we issued 2,000,000 shares of common stock through a private placement pursuant to section Regulation S of the Securities Act of 1933 to our officers and directors, Dr. He and Ms. Gao in consideration of $4,000. The shares were sold to a non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

Ms. Gao allows us to use a portion of her home as our office on a rent free basis.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to June 30, 2005, included in this prospectus have been audited by Madsen & Associates, CPA's Inc., Chartered Accountants, 684 East Vine Steet, Suite 3, Salt Lake City, Utah 84106, telephone (801) 268-2632 and fax (801) 262-3978

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Chartered Accountants.

Our audited financial statements from inception to June 30, 2006, immediately follow:

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MADSEN & ASSOCIATES, CPA's INC.	684 East Vine St . #3
Certified Public Accountants and Business Consultants	Murray, Utah 84107
Telephone 801-268-2632
Fax 801-262-3978

Board of Directors
Asianada, Inc.
Vancouver B. C. Canada

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheet of Asianada , Inc. (pre-exploration stage company) at June 30, 2006, and the related statements of operations, stockholders' equity, and cash flows for the period February 17, 2006 (date of inception) to June 30, 2006,These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Asianada, Inc. at June 30, 2006 and the results of operations, and cash flows for the period February 17, 2006 (date of inception) to June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

Murray, Utah	MADSEN & ASSOCIATES, CPA'S INC.
July 26, 2006	Madsen & Associates, CPA's Inc.

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ASIANADA, INC.
( Pre-Exploration Stage Company )
BALANCE SHEET
June 30, 2006

ASSETS
CURRENT ASSETS

Cash	$5,703

Total Current Assets	$35,703

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES

Accounts payable	$1,427
Accounts payable - related parties	86

Total Current Liabilities	1,513

STOCKHOLDERS' EQUITY

Common stock
75,000,000 shares authorized at $0.001 par value;
8,080,000 shares issued and outstanding	8,080

Capital in excess of par value	31,120

Deficit accumulated during the pre-exploration stage	(5,010)

Total Stockholders' Equity	34,190

$35,703

The accompanying notes are an integral part of these financial statements.

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ASIANADA, INC.
( Pre-Exploration Stage Company )
STATEMENTS OF OPERATIONS
For the Period February 17, 2006 (date of inception) to June 30, 2006

REVENUES	$-

EXPENSES

Acquisition and maintenance of mining claim	4,518
Administrative	492
5,010

NET OPERATING LOSS	$(5,010)

NET LOSS PER COMMON SHARE

Basic and diluted	$(.01)

AVERAGE OUTSTANDING SHARES

Basic	868,246

The accompanying notes are an integral part of these financial statements

Index

ASIANADA, INC.
( Pre-Exploration Stage Company )
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the Period February 17, 2006 (Date of Inception)
to June 30, 2006

	Common Stock		Capital in Excess of	Accumulated
	Shares	Amount	Par Value	Deficit

Balance February 17, 2006 (date of inception)	-	$-	$-	$-

Issuance of common stock for cash	5,200,000	5,200	5,200	-
at $.002 - April 18, 2006

Issuance of common stock for cash
at $.01- June 28, 2006	2,880,000	2,880	25,920	-

Net operating loss for the period
February 17, 2006 to June 30, 2006	-	-	-	(5,010)

Balance June 30, 2006	8,080,000	$8,080	$31,120	$(5,010)

The accompanying notes are an integral part of these financial statements.

Index

ASIANADA, INC.
( Pre-Exploration Stage Company )
STATEMENT OF CASH FLOWS
For the Period February 17, 2006 (date of inception) to June 30, 2006

CASH FLOWS FROM
OPERATING ACTIVITIES

Net loss	$(5,010)
Adjustments to reconcile net loss to
net cash provided by operating
activities

Changes in accounts payables	1,427

Net Changes in Cash Flows from Operations	(3,583)

CASH FLOWS FROM INVESTING
ACTIVITIES	-

CASH FLOWS FROM FINANCING
ACTIVITIES

Proceeds from loan from related party	86
Proceeds from issuance of common stock	39,200
Net Change in Cash	35,703

Cash at Beginning of Period	-

Cash at End of Period	$35,703

The accompanying notes are an integral part of these financial statements.

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ASIANADA, INC.
( Pre-Exploration Stage Company )
NOTES TO FINANCIAL STATEMENTS
June 30, 2006

1. ORGANIZATION

The Company was incorporated under the laws of the State of Nevada on February 17, 2006 with authorized common stock of 75,000,000 shares at $.001 par value.

The Company was organized for the purpose of acquiring and exploring mineral properties. At the report date mineral claims, with unknown reserves, had been acquired. The Company has not established the existence of a commercially minable ore deposit and therefore is considered to be in the pre-exploration stage.

Since its inception the company has completed private placement offerings of 8,080,000 shares of its common capital stock for $39,200

The Company has elected June 30 as its fiscal year end.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods
The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy
The Company has not adopted a policy regarding payment of dividends.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

On June 30, 2006, the Company had a net operating loss available for carry forward of $5,010. The tax benefit of approximately $1,500 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company has no operations.

The loss carry forward will expire in 2026.

Environmental Requirements
At the report date environmental requirements related to the mineral claim acquired (note 3) are unknown and therefore an estimate of any future cost cannot be made.

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ASIANADA, INC.
( Pre-Exploration Stage Company )
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise of any common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Unproven Mining Claim Costs
Costs of acquisition, exploration, carrying, and retaining unproven properties are expensed as incurred.

Financial and Concentrations Risk
The Company does not have any concentration or related financial credit risk.

Foreign Currency Translation

Part of the transactions of the Company were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translations is recognized. The functional currency is considered to be US dollars.

Revenue Recognition
Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development
The company expenses advertising and market development costs as incurred.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

Recent Accounting Pronouncements
The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

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ASIANADA, INC.
( Pre-Exploration Stage Company )
NOTES TO FINANCIAL STATEMENTS (Continued)
June 30, 2006

3. UNPROVEN MINERAL CLAIMS

On March 16, 2006 the company acquired a mineral claim, known as the Asianad Claim, consisting of 18 units, located approximately 120 kilometres north of the city of Kamloops in north central British Columbia in the Kamloops Mining Division with an expiration date of December 9, 2006. The claim has not been proven to have a commercially minable ore reserve and therefore all costs of acquisition exploration and retaining the property have been expensed. The claim can be renewed by a yearly payment of $1,448 CND for the first three years.

4. SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Officer-director's have acquired 25% of the outstanding common stock and have made no interest, demand loans to the Company of $86.

Until December 10, 2006, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.